Exhibit 99.5

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE RIGHTS OFFERINGS](1)

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 20    )

Up to [                ]   Shares

Capitala Finance Corp.

Common Stock

Issuable Upon

Exercise of Rights

We are an externally managed non-diversified closed-end management investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940 (“1940 Act”). Our investment objective is to generate both current income and capital appreciation through debt and equity investments. Both directly and through our subsidiaries that are licensed under the Small Business Investment Company Act (“SBIC”), we offer customized financing to business owners, management teams and financial sponsors for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives. We are managed by Capitala Investment Advisors, LLC, and Capitala Advisors Corp. provides the administrative services necessary for us to operate. We are an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and as such are subject to reduced public company reporting requirements.

We are issuing [transferable/non-transferable] rights to our stockholders of record, or record date stockholders, as of [  ] p.m., New York City time, on     , 20 , or the record date. The rights entitle holders of rights, or rights holders, to subscribe for an aggregate of up to [  ] shares of our common stock. Record date stockholders will receive [  ] right(s) for each share of common stock owned on the record date. The rights entitle the holder to purchase [  ] new share(s) of common stock for every [   ] rights held, which we refer to as the basic subscription right[, and record date stockholders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and pro-rata allocation, for additional shares that remain unsubscribed as a result of any unexercised rights.] [In addition, any non-record date stockholder who exercises rights will be entitled to subscribe, subject to certain limitations and pro-rata allocation, for any remaining shares that are not otherwise subscribed for by record date stockholders.]

The subscription price per share will be [describe means of computing subscription price]. Because the subscription price will be determined on the expiration date, stockholders who elect to exercise their rights will not know the subscription price per share at the time they exercise such rights. The rights will expire if they are not exercised by [  ] p.m., New York City time, on     , 20 , the expiration date of this offering, unless extended. We, in our sole discretion, may extend the period for exercising the rights. You will have no right to rescind your subscription after receipt of your payment of the estimated subscription price or a notice of guaranteed delivery except as described in this prospectus supplement or accompanying prospectus.

(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

This offering will dilute the ownership interest and voting power of our common stock owned by stockholders who do not fully exercise their subscription rights. Stockholders who do not fully exercise their subscription rights should expect, upon completion of the offering, to own a smaller proportional interest in us than before the offering. Further, if the net proceeds per share from the offering are at a discount to our net asset value per share, this offering will reduce our net asset value per share.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CPTA”. On             , 20     , the last reported sales price on the NASDAQ Global Select Market for our common stock was $ per share.

An investment in our common stock is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. For example, we invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Risk Factors” beginning on page [   ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our common stock. Please read this prospectus supplement and the accompanying prospectus before investing and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). This information is available free of charge by contacting us by mail at 4201 Congress St., Suite 360, Charlotte, NC 28209, by telephone at (704) 376-5502 or on our website at http://www.capitalagroup.com. The SEC also maintains a website at http://www.sec.gov that contains such information. Information contained on our website or on the SEC's web site about us is not incorporated into this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC's website to be part of this prospectus supplement and the accompanying prospectus.

	Per Share	Total(4)
Estimated subscription price(1)	$	$
Sales Load (Underwriting Discounts and Commissions)(2)(3)	$	$
Proceeds to us (before expenses)(1)(3)	$	$

(1) Estimated on the basis of [describe means of computing subscription price]. See “The Offer—Subscription Price.”.

(2) [In connection with this offering, , the dealer manager for this offering, will receive a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for each share issued pursuant to the exercise of rights[, including pursuant to the over-subscription privilege.]

(3) We estimate that we will incur offering expenses of approximately $ in connection with this offering. We estimate that net proceeds to us after expenses will be $ assuming all of the rights are exercised at the estimated subscription price.

(4) Assumes all rights are exercised at the estimated subscription price.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

Page
ABOUT THIS PROSPECTUS	[ ]
PROSPECTUS SUMMARY	[ ]
THE OFFERING	[ ]
FEES AND EXPENSES	[ ]
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	[ ]
SELECTED QUARTERLY FINANCIAL DATA	[ ]
RISK FACTORS	[ ]
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS	[ ]
USE OF PROCEEDS	[ ]
PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS	[ ]
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	[ ]
SENIOR SECURITIES	[ ]
BUSINESS	[ ]
PORTFOLIO COMPANIES	[ ]
MANAGEMENT	[ ]
PORTFOLIO MANAGEMENT	[ ]
INVESTMENT ADVISORY AGREEMENT	[ ]
ADMINISTRATION AGREEMENT	[ ]
LICENSE AGREEMENT	[ ]
CERTAIN RELATIONSHIPS AND TRANSACTIONS	[ ]
CONTROL PERSONS AND PRINCIPAL STOCKHOLDERS	[ ]
REGULATION AS A BUSINESS DEVELOPMENT COMPANY	[ ]
DETERMINATION OF NET ASSET VALUE	[ ]
DIVIDEND REINVESTMENT PLAN	[ ]
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	[ ]
DESCRIPTION OF SECURITIES	[ ]
DESCRIPTION OF OUR CAPITAL STOCK	[ ]
DESCRIPTION OF OUR PREFERRED STOCK	[ ]
DESCRIPTION OF OUR SUBSCRIPTION RIGHTS	[ ]
DESCRIPTION OF OUR WARRANTS	[ ]
DESCRIPTION OF OUR DEBT SECURITIES	[ ]
PLAN OF DISTRIBUTION	[ ]
SHARES ELIGIBLE FOR FUTURE SALE	[ ]
CUSTODIAN, TRANSFER AND DISTRIBUTION PAYING AGENT AND REGISTRAR	[ ]
BROKERAGE ALLOCATION AND OTHER PRACTICES	[ ]
LEGAL MATTERS	[ ]
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	[ ]
AVAILABLE INFORMATION	[ ]
INDEX TO FINANCIAL STATEMENTS	F-[ ]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our common stock. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information different from or additional to the information in that prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of [transferable/non-transferable] rights to our stockholders of record and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. Please carefully read this prospectus supplement and the accompanying prospectus together with any exhibits and the additional information described under “Available Information” and in the “Summary” and “Risk Factors” sections before you make an investment decision..

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth under ”Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus and the documents to which we have referred.

Immediately prior to the pricing of Capitala Finance Corp.’s initial public offering (“IPO”) on September 24, 2013, we acquired, through a series of transactions (the “Formation Transactions”), an investment portfolio (the “Legacy Portfolio”) from the following entities:

•	CapitalSouth Partners Fund I Limited Partnership (“Fund I”);

•	CapitalSouth Partners Florida Sidecar Fund I, L.P. (“Florida Sidecar Fund”);

•	CapitalSouth Partners Fund II Limited Partnership (“Fund II”);

•	CapitalSouth Partners SBIC Fund III, L.P. (“Fund III”); and

•	CapitalSouth Partners Fund III, L.P. (“Fund III Parent Fund”).

After the Formation Transactions, the Legacy Portfolio consisted of: (1) approximately $326.3 million in investments; (2) an aggregate of approximately $67.1 million in cash, interest receivable and other assets; and (3) liabilities of approximately $202.2 million of SBA-guaranteed debt payable. We issued an aggregate of approximately 9.0 million shares of our common stock to acquire the Legacy Portfolio. Fund II, Fund III, and Florida Sidecar Fund and their respective general partners became our wholly owned subsidiaries. Fund II and Fund III have elected to be regulated as BDCs under the 1940 Act.

Except where the context suggests otherwise:

•	“we,” “us,” “our,” “Capitala Finance” and the “Company” refer to Capitala Finance Corp. and its subsidiaries,

•	“Capitala Investment Advisors” or “investment adviser” refer to Capitala Investment Advisors, LLC,

•	the “administrator” refers to Capitala Advisors Corp.,

•	the “Legacy Funds” refers collectively to Fund II, Fund III and their respective general partners; and

•	the “Legacy Investors” refers to the investors that received shares of our common stock through the Formation Transactions.

In this prospectus supplement, we use the term “smaller and lower middle-market” to refer to companies generating between $10 million and $200 million in annual revenue and having at least $5 million in annual earnings before interest, taxes, depreciation and amortization (“EBITDA”).

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Overview

We are an externally managed non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. We are managed by Capitala Investment Advisors, and Capitala Advisors Corp. provides the administrative services necessary for us to operate. We were formed to continue and expand the business of the Legacy Funds by making additional investments to the extent permitted by the SBA, as well as to make investments in portfolio companies directly at the Capitala Finance level. We do not expect that the investments we make through the Legacy Funds will be materially different from the investments we make at the Capitala Finance level. We are an “emerging growth company” within the meaning of the JOBS Act, and as such are subject to reduced public company reporting requirements.

We invest primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to a lesser extent, equity securities issued by smaller and lower middle-market companies. We target companies in a diverse range of industries with a focus on the business services, manufacturing, consumer and retail, energy and healthcare industries, in which we believe we have particular expertise. These companies typically will have sufficient cash flow to cover debt service and, to a lesser extent, tangible and intangible assets available as collateral and security against our loan. We believe this provides us with an attractive risk-adjusted return profile, while protecting principal and increasing the likelihood of repayment.

Our Investment Strategy

Our investment objective is to generate both current income and capital appreciation through debt and equity investments. We expect the companies in which we invest will generally have between $5 million and $30 million in trailing twelve month EBITDA. We believe our focus on mezzanine and senior subordinated loans enables us to receive higher interest rates and more substantial equity participation. We may also invest in first-lien, senior secured positions in “stretch” senior secured loans, also referred to as “unitranche” loans, which combine characteristics of traditional first-lien senior secured loans and subordinated loans, providing us with greater influence and security in the primary collateral of a borrower and potentially mitigating loss of principal should a borrower default. In addition to debt securities, we may acquire equity or detachable equity-related interests (including warrants) from a borrower. Typically, the debt in which we invest is not initially rated by any rating agency; however, we believe that if such investments were rated, they would be rated below investment grade. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. We intend to target investments that mature in four to six years from our investment.

We typically will not limit our loan commitments to a percentage of a traditional borrowing base, although we attempt to protect against risk of loss on our debt investments by structuring, underwriting and pricing loans based on anticipated cash flows of our borrowers. Prior to the IPO, Fund I, Fund II and Fund III underwrote investments in more than 78 smaller and lower middle-market companies totaling more than $475 million of invested capital since 2000, and we believe that a continuation of this strategy allows us to make structured investments with more attractive pricing and greater opportunities for meaningful equity participation than traditional asset-based, senior secured loans. Further, we believe that we benefit from our investment adviser’s long-standing relationships with many private equity fund sponsors, whose participation in portfolio companies, we believe, makes repayment from refinancing, asset sales and/or sales of the borrowers themselves more likely than a strategy whereby we consider investments only in founder-owned or non-sponsored borrowers.

Capitala Investment Advisors

We are managed by Capitala Investment Advisors, whose investment team members have significant and diverse experience financing, advising, operating and investing in smaller and lower middle-market companies. Moreover, our investment adviser’s investment team has refined its investment strategy by sourcing, reviewing, acquiring and monitoring [   ] portfolio companies totaling more than $[   ] million of invested capital from 2000 through [   ], 20[   ]. Capitala Investment Advisors’ investment team also manages CapitalSouth Partners SBIC Fund IV, L.P. (“Fund IV”), a private investment limited partnership providing financing solutions to companies that generate between $5 million and $50 million in annual revenues and have between $1 million and $5 million in annual EBITDA. Fund IV had its first closing in March 2013 and obtained SBA approval for its SBIC license in April 2013. In addition to Fund IV, affiliates of Capitala Investment Advisors manage several affiliated funds. We will not co-invest in transactions with other entities affiliated with Capitala Investment Advisors unless we obtain an exemptive order from the SEC or do so in accordance with existing regulatory guidance. We do not expect to make co-investments, or otherwise compete for investment opportunities, with Fund IV because its focus and investment strategy differ from our own.

Our investment adviser is led by Joseph B. Alala, III, our chief executive officer, president, chairman of our Board of Directors and the managing partner and chief investment officer of our investment adviser, Hunt Broyhill, a partner of our investment adviser, Stephen A. Arnall, our chief financial officer, and John F. McGlinn, our chief operating officer, secretary and treasurer, and a director of our investment adviser. Messrs. Alala, Broyhill and McGlinn serve as our investment adviser’s investment committee. They are assisted by Christopher B. Norton and Michael S. Marr, who both serve as directors of our investment adviser, as well as thirteen other investment professionals. See “Portfolio Management” in the accompanying prospectus.

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Our investment adviser’s investment committee, as well as certain key investment team members that are involved in screening and underwriting portfolio transactions, have worked together for more than ten years. These investment professionals have an average of over 20 years of experience in various finance-related fields, including operations, corporate finance, investment banking, business law and merchant banking, and have collectively developed a broad network of contacts that can offer us investment opportunities. Much of our investment adviser’s investment team has worked together screening opportunities, underwriting new investments and managing a portfolio of investments in smaller and lower middle-market companies through two recessions, a credit crunch, the dot-com boom and bust and a historic, leverage-fueled asset valuation bubble.

Corporate History

Immediately prior to the IPO, through the Formation Transactions, we acquired the Legacy Portfolio, which consisted of: (1) approximately $326.3 million in investments; (2) an aggregate of approximately $67.1 million in cash, interest receivable and other assets; and (3) liabilities of approximately $202.2 million of SBA-guaranteed debt payable. In connection with the Formation Transactions, we issued an aggregate of approximately 9.0 million shares of our common stock to the investors in the Legacy Funds. We have two SBIC-licensed subsidiaries that have elected to be regulated as BDCs under the 1940 Act.

Set forth below is a diagram of our current organizational structure:

1.	Capitala Finance also owns 100% of the general partners of each of Florida Sidecar Fund, Fund II and Fund III. These general partners do not hold any portfolio investments.

2.	Includes the investments acquired from Fund I and Fund III Parent through the Formation Transactions.

In June 2014, we issued $113.4 million in aggregate principal amount of 7.125% fixed-rate notes due 2021 (the “2014 Notes”). The 2014 Notes will mature on June 16, 2021, and may be redeemed in whole or in part at any time or from time to time at our option on or after June 17, 2017 at a redemption price equal to 100% of the outstanding principal, plus accrued and unpaid interest. The 2014 Notes will bear interest at a rate of 7.125% per year payable quarterly on March 16, June 16, September 16, and December 16 of each year, beginning September 16, 2014. The 2014 Notes are listed on the NYSE under the trading symbol “CLA” with a par value of $25.00 per share.

Market Opportunity

We believe that the current credit environment provides significant opportunities to achieve attractive risk-adjusted returns on the types of cash flow-based loans to smaller and lower middle-market companies that we intend to make. In particular, we believe that due to factors affecting lending institutions (including but not limited to consolidation, capital constraints and regulatory changes) and the failure of non-bank financing vehicles during and immediately following the 2008 – 2009 recession, demand for financing from smaller and lower middle-market companies exceeds, and will continue to exceed, the investment capacity of lenders that have traditionally served this market. We review investment opportunities throughout the United States. Based on our location and the 15-year track record of our investment adviser’s investment team, we target our business development efforts in the Southeast, Southwest and Mid-Atlantic capital markets, which are in some of the fastest growing regional economies in the country. According to the U.S. Bureau of Economic Analysis, from 2002 to 20[   ], the Southeast, Southwest and Mid-Atlantic regions collectively had real gross domestic product (“GDP”) growth and population growth of [   ]% and [   ]%, respectively, compared to U.S. real GDP growth and U.S. population growth of [   ]% and [   ]%, respectively.

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We believe that the following characteristics of the current credit markets combined with certain long-term trends associated with lending to smaller and lower middle-market companies provide a strong market environment.

•	Strong Demand For Capital Coupled with Fewer Providers. We believe there has been a combination of growing demand for capital and an underserved market for capital addressing smaller and lower middle-market borrowers. We believe there is robust demand for both continued growth capital and refinancing capital as debt facilities become due at a time when there is a significant lack of willing and qualified capital providers. We believe these market conditions have been further exacerbated in the current environment due to:

•	Recent domestic and international regulatory changes, including Basel III and Federal Reserve regulations, have resulted in the contraction of banks’ lending capacities and a related de-emphasis on product offerings to smaller and lower middle-market companies;

•	the elimination of many specialized lenders from the market due to lack of capital as a result of various factors including the shrinking of the securitization market or their own poor performance; and

•	the need for certain remaining capital providers to reduce lending activities due to reduced access to capital and the overall deleveraging of the financial market.

•	More Conservative Deal Structures and Attractive Return Profiles. As a result of traditional lenders having been hurt by loans underwritten prior to the 2008 – 2009 economic recession, borrowers have generally been required to maintain more equity as a percentage of their total capitalization. With more conservative capital structures, middle market companies have exhibited higher levels of cash flows available to service their debt. In addition, middle market companies often are characterized by simpler capital structures than larger borrowers, which facilitates a streamlined underwriting process.

Further, the withdrawal of many traditional senior lenders from the market, combined with reduced leverage levels and a restoration of prudent loan conditions and covenant levels, allows for specialty finance companies making unitranche and cash flow-based senior or subordinated loans to charge premium risk-adjusted pricing, while subordinated only to a modest amount of senior asset-based debt (if not maintaining first lien senior secured positions over the loan collateral provided by the borrowers).

•	Underserved Capital Markets. We believe that the Southeast, Southwest and Mid-Atlantic capital markets are less-served than other larger, more mature capital markets (i.e., the Northeast, Midwest and West Coast). Likewise, we believe that the impact of credit contraction as a result of lender consolidation, departure or refocusing will continue to disproportionately impact the smaller and lower middle-market companies that the Legacy Funds have supported since 2000.

Our Competitive Advantages

We believe that we are well positioned to take advantage of investment opportunities in smaller and lower middle-market companies due to the following competitive advantages:

•	Focus on Seasoned, Smaller and Lower Middle-Market Companies in Underserved Capital Markets. Most of our capital is invested in companies that need growth capital, acquisition financing or funding to recapitalize or refinance existing debt facilities. We generally seek to avoid investing in high-risk, early-stage enterprises that are only beginning to develop their market share or build their management and operational infrastructure. We believe our target portfolio companies are generally considered too small for, or remote from, large, competitive capital markets, or in underserved industries or sectors. Further, we anticipate that some investments will require our industry-specific knowledge and expertise. As a result, we believe we can negotiate loan terms that typically will possess better risk-adjusted return profiles than loan terms to larger, more mainstream companies. While we will consider investment opportunities from anywhere in the United States and we recognize the importance of geographic diversification, we continue to focus on smaller, underserved capital markets. We are headquartered in Charlotte, North Carolina, and have offices in Raleigh, North Carolina; Louisville, Kentucky; Fort Lauderdale, Florida, Atlanta, Georgia, Washington, D.C. and Los Angeles, California. We have a historical track record with numerous investment firms and deal sources across the Southeast, Southwest and Mid-Atlantic regions. We believe we are well positioned to continue to source high quality investment opportunities throughout these regions.

•	Flexible, Customized Financing Solutions to Provide Attractive Risk-Adjusted Returns. Based on our prior experience, we can offer our portfolio companies (and their financial sponsors) a variety of attractive bespoke financing structures to meet their capital needs. We expect to continue to focus on mezzanine and senior subordinated debt investments and senior, cash flow-based “unitranche” debt investments, coupled with equity interests, either in the form of detachable “penny” warrants or equity co-investments made pari passu with financial sponsors. As of [ ], 20[ ], the weighted average annualized yield of our debt investments was approximately [•]%, which includes a cash component of approximately [•]% and a PIK interest component of approximately [•]%, and a yield to maturity of [•]%. Additional information regarding our portfolio is set forth under “Portfolio Companies” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in the schedule of investments and the related notes thereto included in the accompanying prospectus.

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•	Disciplined Underwriting Policies and Rigorous Portfolio Management. We pursue rigorous due diligence of all prospective investments regardless of whether a potential investment was sourced directly by our investment adviser or we are invited to invest as part of a lending syndicate. Our investment adviser’s investment team has developed an extensive underwriting due diligence process, which includes a review of the operational, financial, legal and industry performance and outlook for the prospective investment, including quantitative and qualitative stress tests, review of industry data and analyst coverage and consultation with outside experts regarding the creditworthiness of the borrower and the potential equity upside. These processes continue during the portfolio monitoring process, when our investment adviser will conduct field examinations, review all compliance certificates and covenants and regularly assess the financial and business conditions and prospects of portfolio companies.

•	Lower-Cost SBA-Guaranteed Debentures. As licensed SBICs, our wholly owned subsidiaries, Fund II and Fund III, have issued fixed low-interest rate, long-term debentures that are guaranteed by the SBA, securitized, and ultimately sold in the capital markets. We believe these lower-cost existing debentures and any additional SBA-guaranteed debentures we may be permitted to issue in the future will allow us to increase our net interest income beyond the level that would otherwise be attainable without such leverage or by utilizing traditional higher-cost leverage obtained from conventional financial institutions. On June 10, 2014, we received an exemptive order from the SEC granting relief from the asset coverage requirements for certain indebtedness issued by Fund II and Fund III as SBICs.

•	Established Direct Origination Platform with Extensive Deal Sourcing Infrastructure. Our investment adviser’s investment team has reviewed, on average, over 800 investment opportunities per year since 2008. We anticipate that our principal source of investment opportunities will continue to be sell-side intermediaries and private equity sponsors investing in the same types of smaller and lower middle-market companies in which we seek to invest. We believe our investment adviser’s track record, extensive experience in multiple industries and investments with multiple private equity sponsors have strengthened our relationships with private equity sponsors and will lead to new ones. Our investment adviser’s investment team seeks to leverage its extensive network of additional referral sources, including law firms, accounting firms, financial, operational and strategic consultants and financial institutions, with whom we have previously completed investments. All these relationships should continue to enable us to review a significant amount of high quality, direct (or non-brokered) deal flow, lead to a stable, continuing source of high quality investment opportunities, and provide significant benefits to our investments, such as more thorough due diligence, an additional primary layer of investment monitoring and management and a backup source of additional equity funding.

•	Experienced Management Team with Proven Track Record. We believe that our investment adviser’s investment team is one of the leading capital providers to smaller and lower middle-market companies in the Southeast, Southwest and Mid-Atlantic regions. Since their respective formations in 1998, 2002 and 2007 until the closing of our IPO on September 30, 2013, Fund I, Fund II and Fund III had invested in excess of $46.9 million, $151.7 million and $278.9 million in 79, 117, and 78 transactions, respectively. As of the closing of our IPO, approximately $9.1 million, $9.6 million and $15.7 million of distributions and/or invested capital, as the case may be, had been paid to investors, and at the time of the IPO, approximately $4.2 million, $26.2 million and $75 million of funded capital remained outstanding in Fund I, Fund II and Fund III, respectively. Fund I, Fund II and Fund III were generally invested in the same types of portfolio investments that we target. Our investment adviser’s investment committee, as well as certain key investment team members that are involved in screening and underwriting portfolio transactions, have worked together for more than ten years, and have an average of over 20 years of experience in finance-related fields. These five investment professionals have worked together screening opportunities, underwriting new investments in, and managing a portfolio of, investments in smaller and lower middle-market companies through two recessions, a credit crunch, the dot-com boom and bust and a historic, leverage-fueled asset valuation bubble. Moreover, the investment team has refined its investment strategy through the sourcing, reviewing, executing and monitoring of [ ] portfolio companies totaling more than $[ ] million of invested capital through [ ], 20[ ]. Each member brings a complementary component to a team well-rounded in finance, accounting, operations, strategy, business law and executive management.

Summary Risk Factors

An investment in our securities involves risk, including the risk of leverage and the risk that our operating policies and strategies may change without prior notice to our stockholders or prior stockholder approval. See "Risk Factors" and the other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities. The value of our assets, as well as the market price of our securities, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in Capitala Finance. Investing in Capitala Finance involves other risks, including the following:

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•	We have a limited operating history as a BDC.

•	We depend upon Capitala Investment Advisors’ key personnel for our future success.

•	We operate in a highly competitive market for investment opportunities.

•	We are a non-diversified investment company within the meaning of the 1940 Act. As a result, our portfolio may lack company diversification, which may subject us to a risk of significant loss if one or more of these companies defaults on its obligations under any of its debt instruments.

•	Our portfolio may be concentrated in a limited number of industries, which may subject us to a risk of significant loss if there is a downturn in a particular industry in which a number of our investments are concentrated.

•	Investing in smaller and lower middle-market companies involves a high degree of risk, and our financial results may be affected adversely if one or more of our significant portfolio investments defaults on its loans or fails to perform as we expect.

•	The lack of liquidity in our investments may adversely affect our business.

•	An extended disruption in the capital markets and the credit markets could impair our ability to raise capital and negatively affect our business.

•	As a BDC, the necessity of raising additional capital may expose us to risks, including the typical risks associated with leverage.

•	We borrow money, which magnifies the potential for gain or loss on amounts invested and may increase the risk of investing in us, and the calculation of our base management fee based upon our gross assets may have the effect of encouraging our investment adviser to utilize leverage when it may not be advisable to do so.

•	To the extent we borrow money to finance our investments, changes in interest rates will affect our cost of capital and net investment income.

•	There will be uncertainty as to the value of our portfolio investments.

•	We may experience fluctuations in our quarterly and annual results.

•	We will become subject to corporate-level U.S. federal income tax on all of our income if we are unable to qualify or maintain our qualification as a regulated investment company, or “RIC,” under Subchapter M of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, which would have a material adverse effect on our financial performance.

•	Our investment adviser is not obligated to reimburse us for any part of the incentive fee it receives from us that is based on accrued income that we never receive.

•	Regulations governing our operation as a BDC affect our ability to raise additional capital and the way in which we do so.

•	We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our securities less attractive to investors, and make it more difficult to raise capital as and when we need it.

•	The market price of our common stock may fluctuate significantly.

•	Sales of substantial amounts of our common stock in the public market may have an adverse effect on the market price of our common stock.

•	Your interest in the Company may be diluted if you do not fully exercise your subscription rights in this offering.

•	[Insert any additional risk factors applicable to rights offerings].

Operating and Regulatory Structure

Capitala Finance is a Maryland corporation that is an externally managed, non-diversified closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act. Capitala Finance’s wholly owned SBIC subsidiaries, Fund II and Fund III, have also elected to be treated as BDCs under the 1940 Act. As a BDC, we are required to meet regulatory tests, including the requirement to invest at least 70% of our gross assets in “qualifying assets.” Qualifying assets generally include securities of private or thinly traded public U.S. companies and cash, cash equivalents, U.S. government securities and high-quality debt investments that mature in one year or less. See “Regulation as a Business Development Company.” In addition to our existing SBA-guaranteed debentures, we may, if permitted by regulation, seek to issue additional SBA-guaranteed debentures as well as other forms of leverage and borrow funds to make investments. In addition, we intend to elect to be treated for federal income tax purposes, and intend to qualify annually thereafter, as a RIC under the Code. See “Material U.S. Federal Income Tax Considerations.”

S-7

We are an “emerging growth company” under the JOBS Act and we are subject to reduced public company reporting requirements. Further, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of the extended transition period for complying with new or revised accounting standards.

Our investment activities are managed by Capitala Investment Advisors and supervised by our Board of Directors. Capitala Investment Advisors is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Under our investment advisory agreement, which we refer to as the Investment Advisory Agreement, we have agreed to pay Capitala Investment Advisors an annual base management fee based on our gross assets as well as an incentive fee based on our performance. See “Investment Advisory Agreement.” We have also entered into an administration agreement, which we refer to as the Administration Agreement, under which we have agreed to reimburse our administrator for our allocable portion of overhead and other expenses incurred by our administrator in performing its obligations under the Administration Agreement, including furnishing us with office facilities, equipment and clerical, bookkeeping and record keeping services at such facilities, as well as providing us with other administrative services. See “Administration Agreement.”

Joseph B. Alala, III, our chief executive officer, president and chairman of our Board of Directors is the managing member of Capitala Investment Advisors and is the chief executive officer, president and a director of our administrator.

Our Corporate Information

Our executive offices are located at 4201 Congress Street, Suite 360, Charlotte, North Carolina 28209, our telephone number is (704) 376-5502 and our website may be found at http://www.capitalagroup.com. Information contained on our website or on the SEC’s website about us is not incorporated into this prospectus supplement and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

S-8

THE RIGHTS OFFERING

The Offer

We are issuing to stockholders of record, or record date stockholders, on        , , or the record date, [  ] [transferable/non-transferable] right(s) for each share of our common stock held on the record date. Each holder of the rights, or rights holder, is entitled to subscribe for [  ] share(s) of our common stock for every rights held [ , which we refer to as the primary subscription right]. We will not issue fractional shares of our common stock upon the exercise of rights; accordingly, rights may be exercised only in multiples of      .

[The rights are transferable and will be listed for trading on [  ] under the symbol “  “ during the course of this offer. See “The Offer.”]

Subscription Price

The subscription price per share will be [describe means of computing subscription price]. [Because the subscription price will be determined on the expiration date, rights holders who decide to acquire shares pursuant to the primary subscription right or pursuant to the over-subscription privilege will not know the actual purchase price of those shares when they make that decision.] See “The Offer—Subscription Price.”

[Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them (other than those rights which cannot be exercised because they represent the right to acquire less than [  ] share(s)) are entitled to subscribe for additional shares of our common stock which were not subscribed for by other stockholders, which we refer to as the remaining shares. If sufficient remaining shares of our common stock are available, all record date stockholders’ over-subscription requests will be honored in full. In addition, any non-record date stockholder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro-rata allocations. See “The Offer—Over-Subscription Privilege.”]

Purpose of the Offer

[Our Board of Directors has determined that it would be in our best interest and the best interest of our stockholders to increase the capital available for making additional investments, as well as to pay operating expenses, temporarily repay debt and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. This offering will increase the capital available for us to make additional investments.] This offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to additional capital resources. In connection with the approval of this rights offering, our board of directors considered, among other things, the following factors:

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;
•	the increased capital to be available upon completion of this rights offering for us to make additional investments consistent with our investment objective;
•	the dilution to be experienced by non-exercising stockholders;
•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;
•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]
•	the size of the offering in relation to the number of shares outstanding;
•	[the fact that the rights will be listed on [ ] during the subscription period;]
•	the market price of our common stock, both before and after the announcement of the rights offering;
•	the general condition of the securities markets; and
•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to the Investment Adviser.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

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[The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.]

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that this offering will be successful, or that by increasing the amount of our available capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to the Investment Adviser is based upon the average value of our gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. For the first twelve months following our IPO, Capitala Investment Advisors had waived the portion of the base management fee payable on cash and cash equivalents held at the Capitala Finance level, excluding cash and cash equivalents held by the Legacy Funds that were acquired by Capitala Finance in connection with the Formation Transactions.

[In determining that this offer is in our best interest and in the best interests of our stockholders, we have retained , the dealer manager for this offer, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our board of directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our Board of Directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

[Sale of Rights]

The rights are evidenced by a subscription certificate and are transferable until , (or if the offer is extended, until the extended expiration date). The rights will be listed for trading on [  ] under the symbol “ “. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist. However, no assurance can be given that a market for the rights will develop. Trading in the rights on [   ] may be conducted until close of trading on [  ] on , (or, if the offer is extended, until the extended expiration date). See “The Offer—Sale of Rights.”]

Use of Proceeds

We plan to use the net proceeds from this offering for new investments in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We will also pay operating expenses, including advisory and administrative fees and expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds from this offering. We are continuously identifying, reviewing and, to the extent consistent with its investment objective, funding new investments. As a result, we typically raise capital as we deem appropriate to fund such new investments. See “Use of Proceeds.”

Amendments and Termination

We reserve the right to amend the terms and conditions of this offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment. In addition, we may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby, if the subscription price is less than [   ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC. If this rights offering is terminated, all rights will expire without value and the subscription agent will return as soon as practicable all exercise payments, without interest. [No amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Dilutive Effects

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

S-10

How to Obtain Subscription Information

•	Contact your broker-dealer, trust company, bank or other nominee where your rights are held, or

•	Contact the information agent, , at .. Broker-dealers and nominees may call .

How to Subscribe

•	Deliver a completed subscription certificate and payment to the subscription agent by the expiration date of the rights offering, or

•	If your shares are held in an account with your broker-dealer, trust company, bank or other nominee, which qualifies as an Eligible Guarantor Institution under Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), have your Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date of the rights offering.

Subscription Agent

[  ] will act as the subscription agent in connection with this offer.

Information Agent

[  ] will act as the information agent in connection with this offer. You may contact toll-free with questions at . Broker-dealers and nominees may call      .

[Distribution Arrangements

[  ] will act as dealer manager for the offer. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer manager will provide financial advisory services and marketing assistance in connection with the offer and will solicit the exercise of rights and participation in the over-subscription privilege by our stockholders. The offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to % of the subscription price per share for shares issued pursuant to the exercise of rights, including pursuant to the over-subscription privilege. The dealer manager may reallow a portion of its fees to other broker-dealers that have assisted in soliciting the exercise of rights.]

Important Dates to Remember

Record Date
Subscription Period	(1)
Measurement Period for Subscription Price(2)	(1)
Expiration Date	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares(3)	(1)
Deadline for Delivery of Notice of Guaranteed Delivery(3)	(1)
Deadline for Delivery of Subscription Certificates and Payment for Shares pursuant to Notice of Guaranteed Delivery	(1)
Confirmations Mailed to Participants	(1)
Final Payment for Shares	(1)

(1)	Unless the offer is extended.
(2)	The subscription price will be [describe means of computing subscription price].
(3)	Participating rights holders must, by the expiration date of the offer (unless the offer is extended), either (a) deliver a subscription certificate and payment for shares or (b) cause to be delivered on their behalf a notice of guaranteed delivery.

S-11

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by "you", "Capitala Finance", or "us" or that "we" or "Capitala Finance" will pay fees or expenses, Capitala Finance will pay such fees and expenses out of our net assets and, consequently, you will indirectly bear such fees or expenses as an investor in Capitala Finance. However, you will not be required to deliver any money or otherwise bear personal liability or responsibility for such fees or expenses.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	[ ]	(1)
Offering expenses borne by us (as a percentage of offering price)	[ ]	(2)
Dividend reinvestment plan fees	[ ]	(3)

Total stockholder transaction expenses (as a percentage of offering price)	[ ]	%
Annual expenses (as a percentage of net assets attributable to common stock):
Base management fee	[ ]	%(4)
Incentive fees payable under our Investment Advisory Agreement	[ ]	%(5)
Interest payments on borrowed funds	[ ]	%(6)
Other expenses	[ ]	%(7)
Acquired funds fees and expenses	None	(8)

Total annual expenses	[ ]	%(9)

(1) The Company has agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to [   ]% of the aggregate subscription price for the shares issued pursuant to the offer. See “The Offer – Distribution Arrangements.”

(2) Amount reflects estimated offering expenses of approximately $[   ], which assumes that the offer is fully subscribed. This amount excludes the fee that we have agreed to pay to the subscription agent, but includes reimbursement for its out of pocket expenses related to the offer, estimated to be $[   ]. See “The Offer – Distribution Arrangements.”

(3) The expenses of the dividend reinvestment plan are included in "other expenses."

(4) Reflects our base management fee as a percentage of net assets. Our base management fee under the Investment Advisory Agreement is calculated at an annual rate of 1.75% of our gross assets, which is our total assets as reflected on our balance sheet and includes any borrowings for investment purposes. For the first twelve months following our IPO, Capitala Investment Advisors had waived the portion of the base management fee payable on cash and cash equivalents held at the Capitala Finance level, excluding cash and cash equivalents held by the Legacy Funds that were acquired by Capitala Finance in connection with the Formation Transactions. The base management fee reflected in the table above is based on the [   ] months ended [   ], 20[   ]. See "Investment Advisory Agreement."

(5) Assumes that annual incentive fees earned by Capitala Investment Advisors remain consistent with the incentive fees earned by Capitala Investment Advisors during the [   ] months ended [   ], 20[   ] and includes accrued capital gains incentive fee. These accrued capital gains incentive fees would be paid by us if we ceased operations on [   ], 20[   ] and liquidated our investments at the [   ], 20[   ] valuation. As we cannot predict whether we will meet the thresholds for incentive fees under the Investment Advisory Agreement, the incentive fees paid in subsequent periods, if any, may be substantially different than the fees incurred during the [   ] months ended [   ], 20[   ]. For more detailed information about the incentive fee calculations, see the "Investment Advisory Agreement" section of the accompanying prospectus.

(6) In addition to our existing SBA-guaranteed debentures and the 2014 Notes, we may borrow funds from time to time to make investments to the extent we determine that additional capital would allow us to take advantage of additional investment opportunities or if the economic situation is otherwise conducive to doing so. The costs associated with any borrowings are indirectly borne by our stockholders. As of [   ], 20[   ], we had approximately $192.2 million of SBA-guaranteed debentures outstanding and $113.4 million of 2014 Notes outstanding. For purposes of this calculation, we have assumed the [   ], 20[   ] amounts of SBA-guaranteed debentures and 2014 Notes outstanding, and have computed interest expense using an assumed interest rate of [   ]% for the SBA-guaranteed debentures and 7.125% for the 2014 Notes, which were the rates payable as of [   ], 20[   ]. We have also assumed borrowings of $[   ] million under the Credit Facility at an interest equal to [   ]% per annum. See "Senior Securities" in the accompanying prospectus.

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(7) "Other expenses" ($[   ] million) include our overhead expenses, including payments by us under the Administration Agreement based on the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to us under the Administration Agreement, and expenses relating to the Dividend Reinvestment Plan, for the [   ] months ended [   ], 20[   ].

(8) We have no current intention to invest in the securities of other investment companies. However, we are permitted to make such investments in limited circumstances under the 1940 Act. If we were to make such investments, we would incur fees and our stockholders would pay two levels of fees. As we have no current expectation of making any such investments, any estimate of the amount of such fees would be highly speculative.

(9) The holders of shares of our common stock indirectly bear the cost associated with our annual expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our borrowings and annual operating expenses would remain at the levels set forth in the table above. See Note 6 below for additional information regarding certain assumptions regarding our level of leverage.

		1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$	[ ]	$	[ ]	$	[ ]	$	[ ]

The example and the expenses in the table above should not be considered a representation of future expenses, and actual expenses may be greater or less than those shown.

While the example assumes, as required by the applicable rules of the SEC, a 5.0% annual return, our performance will vary and may result in a return greater or less than 5.0%. The incentive fee under the Investment Advisory Agreement, which, assuming a 5.0% annual return, would either not be payable or would have an insignificant impact on the expense amounts shown above, is not included in the above example. The above illustration assumes that we will not realize any capital gains (computed net of all realized capital losses and unrealized capital depreciation) in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses and returns to our investors would be higher. For example, if we assumed that we received our 5.0% annual return completely in the form of net realized capital gains on our investments, computed net of all cumulative unrealized depreciation on our investments, the projected dollar amount of total cumulative expenses set forth in the above illustration would be as follows:

		1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5.0% annual return	$	[ ]	$	[ ]	$	[ ]	$	[ ]

The example assumes a sales load of [   ]%. In addition, while the examples assume reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, generally determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the dividend payment date, which may be at, above or below net asset value. See "Dividend Reinvestment Plan" for additional information regarding the dividend reinvestment plan.

S-13

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Capitala Finance, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments;

•	our ability to obtain exemptive relief from the SEC to co-invest and to engage in joint restructuring transactions or joint follow-on investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate or repay their borrowings, which could lead to the loss of some or all of our investments in such portfolio companies;

•	a contraction of available credit and/or an inability to access the equity markets could impair our lending and investment activities;

•	interest rate volatility could adversely affect our results, particularly if we use leverage as part of our investment strategy; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement, in the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. However, we will update this prospectus supplement to reflect any material changes to the information contained herein. The forward-looking statements in this prospectus supplement are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended.

S-14

RISK FACTORS

Investing in our common stock involves a number of significant risks. Before you invest in our common stock, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

Your interest in Capitala Finance may be diluted if you do not fully exercise your subscription rights in this offering.

Stockholders who do not fully exercise their rights should expect that they will, at the completion of the offer, own a smaller proportional interest in Capitala Finance than would otherwise be the case if they fully exercised their rights. We cannot state precisely the amount of any such dilution in share ownership because we do not know at this time what proportion of the shares will be purchased as a result of the offer.

In addition, if the subscription price is less than Capitala Finance’s net asset value per share, then Capitala Finance’s stockholders would experience an immediate dilution of the aggregate net asset value of their shares as a result of the offer. The amount of any decrease in net asset value is not predictable because it is not known at this time what the subscription price and net asset value per share will be on the expiration date of the rights offering or what proportion of the shares will be purchased as a result of the offer. Such dilution could be substantial.

[Insert risk factors applicable to the rights offering and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

S-15

CAPITALIZATION

The following table sets forth our capitalization as of [            ], 20[    ]:

•	on an actual basis; and

•	our pro forma capitalization to give effect to the sale of [ ] shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of $[ ] and our receipt of the estimated net proceeds from that sale

You should read this table together with “Use of Proceeds” and financial statements and related notes thereto included elsewhere in this prospectus supplement and the accompanying prospectus.

As of [ ], 20[ ]
	Actual	As Adjusted (unaudited)[1]
(in thousands)
Assets:
Cash and cash equivalents	$	$
Investments at fair value
Other assets

Total assets	$	$

Liabilities:
SBA-guaranteed debentures payable	$	$
7.125% Notes due 2021	$	$
Other liabilities	$	$

Total liabilities	$	$
Net assets	$	$

Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, shares outstanding	$	$
Capital in excess of par value	$	$

Total stockholders’ equity	$	$

1We may change the size of this offering based on demand and market conditions. A $0.50 increase (decrease) in the assumed offering price per right would increase (decrease) net proceeds to us from this offering by $[   ] million, assuming the number of rights offered by us as set forth on the cover page of this prospectus supplement remains the same, after deducting the underwriting discount and estimated expenses payable by us. Any additional proceeds to us resulting from an increase in the public offering price or the number of rights offered pursuant to this prospectus supplement will increase our cash and cash equivalents on an as adjusted basis and will be used as described in “Use of Proceeds.”

S-16

USE OF PROCEEDS

If shares of our common stock are sold at the estimated subscription price of $[   ], the net proceeds of the offer will be approximately $[   ], after deducting dealer manager fees of approximately $[   ] and other expenses related to this offer payable by us estimated at approximately $[   ]. There can be no assurance that all the rights will be exercised in full.

We plan to use the net proceeds from this offering for new investments in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and for general working capital purposes. We will also pay operating expenses, including advisory and administrative fees and expenses, and may pay other expenses such as due diligence expenses of potential new investments, from the net proceeds from this offering. We are continuously identifying, reviewing and, to the extent consistent with its investment objective, funding new investments. As a result, we typically raise capital as we deem appropriate to fund such new investments.

We estimate that it will take 3 to 6 months for us to substantially invest the net proceeds of this offering, depending on the availability of attractive opportunities, market conditions and the amount raised. However, we can offer no assurance that we will be able to achieve this goal. At a minimum, the Company will invest more than half of its total assets in the types of securities designed to meet its business purpose, within the earlier of: (i) two years after termination or completion of sales of securities pursuant to this prospectus supplement; or (ii) two years after commencement of the IPO.

Pending such investments, we will invest the net proceeds primarily in cash, cash equivalents, U.S. government securities and other high-quality temporary investments that mature in one year or less from the date of investment. These securities may have lower yields than the types of investments we would typically make in accordance with our investment objective and, accordingly, may result in lower distributions, if any, during such period. See “Regulation as a Business Development Company — Temporary Investments” in the accompanying prospectus for additional information about temporary investments we may make while waiting to make longer-term investments in pursuit of our investment objective.

S-17

DILUTION

As of , , our net assets were $    million, or approximately $    per share. After giving effect to the sale of shares of our common stock in this offering, assuming all rights are exercised at the estimated subscription price of  $    per share, and our receipt of the estimated net proceeds from that sale, our pro forma net asset value would have been approximately $    million, or approximately $    per share, representing an immediate dilution of approximately $    per share to our existing stockholders.

The following table illustrates the dilutive effects of this offering on a per share basis, assuming all rights are exercised at the estimated subscription price of $ per share:

As of ,
	Actual	As Adjusted
Net asset value per common share	$	$

	Months Ended ,
	Actual		As Adjusted
Net increase in net assets resulting from net investment income per common share		$(1)		$(2)
Net decrease in net assets resulting from operations per common share		$(1)		$(2)
Distributions per common share	$			$(3)

(1)	Basic and diluted, weighted average number of shares outstanding is .
(2)	Assumes that on , , the beginning of the indicated period, (a) all rights were exercised at the estimated subscription price of $ per share and (b) shares of our common stock were issued upon exercise of such rights.
(3)	Assumes actual cash distributions divided by adjusted shares, including shares issued upon exercise of rights.

S-18

 THE OFFER

Purpose of the Offer

[Our Board of Directors has determined that it would be in our best interest and the best interest of our stockholders to increase the capital available for making additional investments, as well as to pay operating expenses and generally enhance our liquidity. We believe that we must have sufficient liquidity available to remain a credible source of capital. The offering will increase the capital available for us to make additional investments. The current offering gives existing stockholders the right to purchase additional shares at a price that is expected to be below market without incurring any commission or charge, while providing us access to such additional capital resources. In connection with the approval of this rights offering, our Board of Directors considered, among other things, the following factors:]

•	the subscription price relative to the market price and to our net asset value per share, including the likelihood that the subscription price will be below our net asset value per share;
•	the increased capital to be available upon completion of the rights offering for us to make additional investments consistent with our investment objective;
•	the dilution to be experienced by non-exercising stockholders;
•	the dilutive effect the offering will have on the dividends per share we distribute subsequent to completion of the offering;
•	[the terms and expenses in connection with the offering relative to other alternatives for raising capital, including fees payable to the dealer manager;]
•	the size of the offering in relation to the number of shares outstanding;
•	[the fact that the rights will be listed on [ ] during the subscription period;]
•	the market price of our common stock, both before and after the announcement of the rights offering;
•	the general condition of the securities markets; and
•	any impact on operating expenses associated with an increase in capital, including an increase in fees payable to the Investment Adviser.

There can be no assurance of the amount of dilution that a stockholder will experience or that the rights offering will be successful.

The purpose of setting the determination of the subscription price upon the expiration of the offer is to attract the maximum participation of stockholders in the offer, with minimum dilution to non-participating stockholders.

[The transferable rights will allow non-participating stockholders the potential of receiving cash payment upon the sale of the rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

We cannot assure you that the current offering will be successful, or that by increasing the size of our available equity capital, our aggregate expenses and, correspondingly, our expense ratio will be lowered. In addition, the management fee we pay to the Investment Adviser is based upon the average value of our gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. For the first twelve months following our IPO, Capitala Investment Advisors had waived the portion of the base management fee payable on cash and cash equivalents held at the Capitala Finance level, excluding cash and cash equivalents held by the Legacy Funds that were acquired by Capitala Finance in connection with the Formation Transactions.

[In determining that this offer was in our best interest and in the best interests of our stockholders, we have retained [   ] , the dealer manager for this offering, to provide us with financial advisory, marketing and soliciting services relating to this offer, including advice with respect to the structure, timing and terms of the offer. In this regard, our Board of Directors considered, among other things, using a fixed pricing versus variable pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the effect on us if this offer is not fully subscribed and the experience of the dealer manager in conducting rights offerings.]

[Although we have no present intention to do so, we may, in the future and in our discretion, choose to make additional rights offerings from time to time for a number of shares and on terms which may or may not be similar to this offer, provided that our board of directors must determine that each subsequent rights offering is in the best interest of our stockholders. Any such future rights offering will be made in accordance with the 1940 Act.]

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Terms of the Offer

We are issuing to record date stockholders [transferable/non-transferable] rights to subscribe for up to approximately shares. Each record date stockholder is being issued [  ] [transferable/non-transferable] right(s) for each whole share owned on the record date. The rights entitle each holder, or rights holder, to acquire at the subscription price [  ] share(s) for every rights held [, which we refer to as the primary subscription right]. Rights may be exercised at any time during the subscription period, which commences on , , the record date, and ends at [  ]p.m., New York City time, on , , the expiration date, unless extended by us.

The rights are [transferable and will be listed for trading on [  ]  under the symbol “ “ during the course of the offer/non-transferable]. The shares of our common stock issued pursuant to an exercise of rights will be listed on the NASDAQ Global Select Market under the symbol “CPTA.” The rights will be evidenced by subscription certificates which will be mailed to stockholders, except as discussed below under “—Foreign Stockholders.”

We will not issue fractional shares upon the exercise of rights; accordingly, rights may be exercised only in multiples of    .

The rights are [transferable/non-transferable]. [Rights holders who are not record date stockholders may purchase shares as described above, which we refer to as the primary subscription, and may be entitled to subscribe for shares pursuant to the over-subscription privilege (as described below).]

[Shares for which there is no subscription during the primary subscription will be offered, by means of the over-subscription privilege, first to record date stockholders who fully exercise the rights issued to them pursuant to this offering (other than those rights that cannot be exercised because they represent in the aggregate the right to acquire less than [  ] share(s)) and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the exercise of their rights. In addition, any non-record date rights holder who exercises rights is entitled to subscribe for remaining shares that are not otherwise subscribed for by record date stockholders. Shares acquired pursuant to the over-subscription privilege are subject to certain limitations and pro-rata allocations. See “—Over-Subscription Privilege” below.]

For purposes of determining the number of shares a record date stockholder may acquire pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by [  ] (“[  ]”) or by any other depository or nominee will be deemed to be the holders of the rights that are issued to [  ] or the other depository or nominee on their behalf.

There is no minimum number of rights which must be exercised in order for the offer to close.

[Over-Subscription Privilege

Shares not subscribed for by rights holders, which we refer to as remaining shares, will be offered, by means of the over-subscription privilege, first to record date stockholders who have fully exercised the rights issued to them and who wish to acquire more than the number of shares they are entitled to purchase pursuant to the basic subscription. Rights holders should indicate on the subscription certificate that they submit with respect to the exercise of the rights issued to them how many additional shares they are willing to acquire pursuant to the over-subscription privilege. If there are sufficient remaining shares, all record date stockholders’ over-subscription requests will be honored in full. If record date stockholder requests for shares pursuant to the over-subscription privilege exceed the remaining shares available, the available remaining shares will be allocated pro-rata among record date stockholders who over-subscribe based on the number of shares held on the record date. The percentage of remaining shares each over-subscribing stockholder may acquire will be rounded down to result in delivery of whole shares. The allocation process may involve a series of allocations to assure that the total number of remaining shares available for over-subscriptions is distributed on a pro-rata basis. The formula to be used in allocating the remaining shares is as follows:

Stockholder’s Record Date Position	×	Remaining Shares
Total Record Date Position of All Over-Subscribers

Any rights holder, other than a record date stockholder, who exercises rights is entitled to subscribe for remaining shares that are not otherwise over-subscribed for by record date stockholders. These non-record date rights holders should indicate in the subscription certificate submitted with respect to the exercise of any rights how many shares they are willing to acquire pursuant to the over-subscription privilege. We cannot assure non-record date rights holders that they will receive shares pursuant to the over-subscription privilege.

If sufficient remaining shares are available after the over-subscription privileges for the record date stockholders have been allotted, then all over-subscriptions by non-record date rights holders will be honored in full. If the remaining shares are insufficient to permit such allocation, the remaining shares will be allocated pro-rata among the non-record date rights holders who wish to exercise their over-subscription privilege, based on the number of rights held by such rights holders on the expiration date. However, if this pro-rata allocation results in any holder being allocated a greater number of shares than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only such number of shares pursuant to the over-subscription privilege as such holder subscribed for. The formula to be used in allocating the shares available to non-record date rights holders exercising their over-subscription privilege is as follows:

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Non-Record Date Rights Holder’s Rights
Ownership as of the Expiration Date
Total Rights Ownership as of the Expiration Date of Non-Record	×
Date Rights Holders Exercising Their Over- Subscription Privilege		Shares Available for Non-Record Date Rights Holders Exercising Their Over-Subscription Privilege

Banks, brokers, trustees and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the primary subscription and the number of shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s primary subscription was exercised in full. We will not offer or sell in connection with this offer any shares that are not subscribed for pursuant to the primary subscription or the over-subscription privilege.]

Subscription Price

The subscription price for the shares to be issued pursuant to the offer will be [describe means of computing subscription price]. [Since the expiration date will be , (unless we extend the subscription period), rights holders will not know the subscription price at the time of exercise and will be required initially to pay for both the shares subscribed for pursuant to the primary subscription right and, if eligible, any additional shares subscribed for pursuant to the over-subscription privilege at the estimated subscription price of $ per share.] See “—Payment for Shares” below. Rights holders who exercise their rights will have no right to rescind a purchase after receipt of their completed subscription certificates together with payment for shares by the subscription agent. We do not have the right to withdraw the rights or cancel this offer after the rights have been distributed.

Expiration of the Offer

The offer will expire at [  ] p.m., New York City time, on , 20 , the expiration date, unless extended by us. The rights will expire on the expiration date of the rights offering and may not be exercised thereafter.

Our Board of Directors may determine to extend the subscription period, and thereby postpone the expiration date, to the extent our board of directors determines that doing so is in the best interest of our stockholders. For example, our Board of Directors may elect to extend the subscription period in the event there is substantial instability or volatility in the trading price of our common stock or the rights on [  ]  at or near the expiration date, or if any event occurs which causes trading to cease or be suspended on [  ]  or the financial markets generally. The foregoing are not the only circumstances under which this offer may be extended, and our Board of Directors is free to extend the subscription period at its discretion, provided it determines that doing so is in the best interests of our stockholders.

Any extension of the offer will be followed as promptly as practicable by announcement thereof, and in no event later than [  ] a.m., New York City time, on the next business day following the previously scheduled expiration date. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release or such other means of announcement as we deem appropriate.

Amendments and Waivers; Termination

We reserve the right to amend the terms and conditions of the offering, whether the amended terms are more or less favorable to you. We will comply with all applicable laws, including the federal securities laws, in connection with any such amendment.

We will decide all questions as to the validity, form and eligibility (including times of receipt, beneficial ownership and compliance with other procedural matters) in our sole discretion, and our determination shall be final and binding. The acceptance of subscription certificates and the subscription price also will be determined by us. Alternative, conditional or contingent subscriptions will not be accepted. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion.

We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

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We may, in our sole discretion, terminate the rights offering at any time prior to delivery of the shares of our common stock offered hereby if the subscription price is less than [   ]% of the net asset value attributable to a share of common stock disclosed in the most recent periodic report we filed with the SEC by giving oral or written notice thereof to the subscription agent and making a public announcement thereof. If the offering is terminated, all rights will expire without value and we will promptly arrange for the refund, without interest, of all funds received from holders of rights. All monies received by the subscription agent in connection with the offering will be held by the subscription agent, on our behalf, in a segregated interest-bearing account at a negotiated rate. All such interest shall be payable to us even if we determine to terminate the offering and return your subscription payment. [In addition, no amounts paid to acquire rights on [insert name of any applicable exchange on which rights are listed] or otherwise will be returned.]

Dilutive Effects

Any stockholder who chooses not to participate in the offering should expect to own a smaller interest in us upon completion of the offering. The offering will dilute the ownership interest and voting power of stockholders who do not fully exercise their basic subscription rights. Further, because the net proceeds per share from the offering may be lower than our net asset value per share, the offering may reduce our net asset value per share. The amount of dilution that a stockholder will experience could be substantial.

Shares of closed-end investment companies have in the past frequently traded at discounts to their net asset values. This characteristic of closed-end investment companies is separate and distinct from the risk that our net asset value per share may decline. We cannot predict whether our shares will trade above, at or below our net asset value.

[The transferable feature of the rights will afford non-participating stockholders the potential of receiving cash payment upon the sale of rights, receipt of which may be viewed as partial compensation for the dilution of their interests.]

Information Agent

will act as the information agent in connection with the offering. The information agent will receive for its services a fee estimated to be approximately $    plus reimbursement of all out-of-pocket expenses related to the offering.                   can be contacted at the below address:

Subscription Agent

will act as the subscription agent in connection with this offer. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $    , plus reimbursement for all out-of-pocket expenses related to the offer.

Completed subscription certificates must be sent together with full payment of the subscription price for all shares subscribed for in the primary subscription and pursuant to over-subscription privilege to the subscription agent by one of the methods described below. Alternatively, an Eligible Guarantor Institution may send notices of guaranteed delivery by facsimile to which must be received by the subscription agent at or prior to [  ] p.m., New York City time, on the expiration date of the rights offering. Facsimiles should be confirmed by telephone at . We will accept only properly completed and duly executed subscription certificates actually received at any of the addresses listed below, at or prior to [  ] p.m., New York City time, on the expiration date of the rights offering or by the close of business on the third business day after the expiration date of the rights offering following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares” below. In this prospectus supplement, close of business means [  ] p.m., New York City time, on the relevant date.

Subscription Certificate Delivery Method	Address/Number
By Notice of Guaranteed Delivery:	Contact an Eligible Guarantor Institution, which may include a commercial bank or trust company, a member firm of a domestic stock exchange or a savings bank or credit union, to notify us of your intent to exercise the rights.

By First Class Mail Only (Not Overnight /Express Mail):

By Overnight Delivery:

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Delivery to an address other than one of the addresses listed above will not constitute valid delivery.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription certificates or notices of guaranteed delivery may be directed to the information agent at its telephone number and address listed below:

Stockholders may also contact their broker-dealers or nominees for information with respect to the offer.

[Sale of Rights

The Rights are Transferable

The rights will be listed for trading on [  ]  under the symbol “ “ subject to notice of issuance. We and the dealer manager will use our best efforts to ensure that an adequate trading market for the rights will exist, although no assurance can be given that a market for the rights will develop. Trading in the rights on [  ]  is expected to be conducted beginning on or about , , and continuing until , (or if the offer is extended, until the extended expiration date). Rights holders are encouraged to contact their broker-dealer, bank, trustee or other nominees for more information about trading of the rights.

Sales Through Subscription Agent and Dealer Manager

Stockholders who do not wish to exercise any or all of their rights may instruct the subscription agent to sell any rights they do not intend to exercise themselves through or to the dealer manager. Subscription certificates representing the rights to be sold through or to the dealer manager must be received by the subscription agent on or before , (or if the offer is extended, on or before two business days prior to the extended expiration date). Upon the timely receipt by the subscription agent of appropriate instructions to sell rights, the subscription agent will ask the dealer manager either to purchase or to use its best efforts to complete the sale and the subscription agent will remit the proceeds of the sale to the selling stockholders. If the rights can be sold, sales of such rights will be deemed to have been effected at the weighted-average price received by the dealer manager on the day such rights are sold. The sale price of any rights sold to the dealer manager will be based upon the then current market price for the rights. The dealer manager will also attempt to sell all rights which remain unclaimed as a result of subscription certificates being returned by the postal authorities to the subscription agent as undeliverable as of the fourth business day prior to the expiration date of the rights offering. The subscription agent will hold the proceeds from those sales for the benefit of such non-claiming stockholders until such proceeds are either claimed or revert to the state pursuant to applicable state law. There can be no assurance that the dealer manager will purchase or be able to complete the sale of any such rights, and neither we nor the dealer manager has guaranteed any minimum sales price for the rights. If a stockholder does not utilize the services of the subscription agent and chooses to use another broker-dealer or other financial institution to sell rights, then the other broker-dealer or financial institution may charge a fee to sell the rights.

Other Transfers

The rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. A portion of the rights evidenced by a single subscription certificate (but not fractional rights) may be transferred by delivering to the subscription agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing such transferred rights. In such event, a new subscription certificate evidencing the balance of the rights, if any, will be issued to the stockholder or, if the stockholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond to the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement, or any change. A signature guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us.

Stockholders wishing to transfer all or a portion of their rights should allow at least five business days prior to the expiration date of the rights offering for (1) the transfer instructions to be received and processed by the subscription agent, (2) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred rights, and to the transferor with respect to retained rights, if any, and (3) the rights evidenced by such new subscription certificate to be exercised or sold by the recipients thereof. Neither we nor the subscription agent nor the dealer manager shall have any liability to a transferee or transferor of rights if subscription certificates are not received in time for exercise or sale prior to the expiration date (or if the offer is extended, on or before two business days prior to the extended expiration date) of the rights offering.

Except for the fees charged by the subscription agent [and dealer manager], which will be paid by us, all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of those commissions, fees or expenses will be paid by us, the subscription agent or the dealer manager.

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We anticipate that the rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription privilege may be effected through, the facilities of the [   ] (“[  ]”). Holders of [  ] exercised rights may exercise the over-subscription privilege in respect of such [  ] exercised rights by properly completing and duly executing and delivering to the subscription agent, at or prior to [  ] p.m., New York City time, on the day prior to the expiration date of the rights offering, a nominee holder over-subscription certificate or a substantially similar form satisfactory to the subscription agent, together with payment of the subscription price for the number of shares for which the over-subscription privilege is to be exercised.]

Methods for Exercising Rights

Rights are evidenced by subscription certificates that, except as described below under “—Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by [  ] or any other depository or nominee on their behalf, to [  ] or such depository or nominee. Rights may be exercised by completing and signing the subscription certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription certificate to the subscription agent, together with payment in full for the shares at the estimated subscription price by the expiration date of the rights offering. Rights may also be exercised by contacting your broker, trustee or other nominee, who can arrange, on your behalf, to guarantee delivery of payment and delivery of a properly completed and duly executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the third business day after the expiration date. A fee may be charged for this service. Completed subscription certificates and related payments must be received by the subscription agent prior to [  ] p.m., New York City time, on or before the expiration date (unless payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the subscription agent at the address set forth above. Fractional shares will not be issued upon the exercise of rights.

[Exercise of the Over-Subscription Privilege

Record date stockholders who fully exercise all rights issued to them and rights holders other than record date stockholders, may both participate in the over-subscription privilege by indicating on their subscription certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the primary subscription, all over-subscriptions will be honored in full; otherwise remaining shares will be allocated first to record date stockholders and then (if any remaining shares are still available) to non-record date rights holders, and the number of remaining shares issued to some or all rights holders participating in the over-subscription privilege may be reduced as described under “—Over-Subscription Privilege” above. ]

Record Date Stockholders Whose Shares Are Held By a Nominee

Record date stockholders whose shares are held by a nominee, such as a bank, broker-dealer or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “—Payment for Shares” below.

Nominees

Nominees, such as brokers, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the subscription agent with the proper payment as described under “—Payment for Shares” below.

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Foreign Stockholders

Subscription certificates will not be mailed to foreign stockholders. Foreign stockholders will receive written notice of this offer. The subscription agent will hold the rights to which those subscription certificates relate for these stockholders’ accounts until instructions are received to exercise the rights, subject to applicable law. If no instructions have been received by the expiration date, such rights will expire.

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Payment for Shares

Participating rights holders may choose between the following methods of payment:

(1)	A participating rights holder may send the subscription certificate together with payment for the shares acquired in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege to the subscription agent based on the estimated subscription price of $ per share [( % of $ , the last reported sale price of a share on [ ] on , )]. To be accepted, the payment, together with a properly completed and executed subscription certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above, at or prior to [ ] p.m., New York City time, on the expiration date.

(2)	A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery by facsimile or otherwise guaranteeing delivery of (a) payment of the full subscription price for the shares subscribed for in the primary subscription and any additional shares subscribed for pursuant to the over-subscription privilege and (b) a properly completed and duly executed subscription certificate. The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed subscription certificate and full payment for the shares is received by the subscription agent at or prior to [ ] p.m., New York City time, on , (or, if the offer is extended, by the close of business on the third business day after the extended expiration date).

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to [  ]. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to [  ] p.m., New York City time, on the expiration date or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

On a date within business days following the expiration date, the subscription agent will send to each participating rights holder (or, if rights are held by [  ] or any other depository or nominee, to [  ] or such other depository or nominee) a confirmation showing (1) the number of shares purchased pursuant to the primary subscription, (2) the number of shares, if any, acquired pursuant to the over-subscription privilege, (3) the per share and total purchase price for the shares, and (4) any additional amount payable to us by the participating rights holder or any excess to be refunded by us to the participating rights holder, in each case based on the subscription price as determined on the expiration date. Any additional payment required from a participating rights holder must be received by the subscription agent within ten business days after the confirmation date. Any excess payment to be refunded by us to a participating rights holder will be mailed by the subscription agent to the rights holder as promptly as practicable. No interest will be paid on any amounts refunded.

Whichever of the two methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment. If a participating rights holder who subscribes for shares pursuant to the primary subscription or over-subscription privilege does not make payment of any amounts due by the expiration date, the date guaranteed payments are due under a notice of guaranteed delivery or within ten business days of the confirmation date, as applicable, the subscription agent reserves the right to take any or all of the following actions: (1) reallocate the shares to other participating rights holders in accordance with the over-subscription privilege; (2) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the primary subscription and/or the over-subscription privilege; and/or (3) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We in our sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

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Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares by the subscription agent, except as provided below under “—Notice of Net Asset Value Decline.”

Notice of Net Asset Value Decline

We will suspend the offer until we amend this prospectus if, subsequent to the effective date of this prospectus, our net asset value declines more than [   ]% from our net asset value as of that date. Accordingly, the expiration date would be extended and we would notify record date stockholders of the decline and permit participating rights holders to cancel their exercise of rights.

Delivery of Stock Certificates

Participants in our dividend reinvestment plan will have any shares that they acquire pursuant to the offer credited to their stockholder dividend reinvestment accounts in the plan. Stockholders whose shares are held of record by [  ] or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any shares that they acquire credited to the account of [  ] or the other depository or nominee. With respect to all other stockholders, stock certificates for all shares acquired will be mailed after payment for all the shares subscribed for has cleared, which may take up to [   ] days from the date of receipt of the payment.

Federal Income Tax Consequences of the Offer

For federal income tax purposes, neither the receipt nor the exercise of the rights by record date stockholders will result in taxable income to such stockholders, and no loss will be realized if the rights expire without exercise.

A record date stockholder’s basis in a right will be zero unless either (1) the fair market value of the right on the date of distribution is [   ]% or more of the fair market value of the shares with respect to which the right was distributed or (2) the record date stockholder elects, in his or her federal income tax return for the taxable year in which the right is received, to allocate part of the basis of the shares to the right. If either of clauses (1) or (2) is applicable, then if the right is exercised, the record date stockholder will allocate his or her basis in the shares with respect to which the right was distributed between the shares and the right in proportion to the fair market values of each on the date of distribution.

The holding period of a right received by a record date stockholder includes the holding period of the shares with regard to which the right is issued. If the right is exercised, the holding period of the shares acquired begins on the date the right is exercised.

[If a right is sold, a gain or loss will be realized by the rights holder in an amount equal to the difference between the basis of the right sold and the amount realized on its disposition.]

A record date stockholder’s basis for determining gain or loss upon the sale of a share acquired upon the exercise of a right will be equal to the sum of the record date stockholder’s basis in the right, if any, and the subscription price per share. A record date stockholder’s gain or loss recognized upon a sale of a share acquired upon the exercise of a right will be capital gain or loss (assuming the share was held as a capital asset at the time of sale) and will be long-term capital gain or loss if the share is held for more than one year.

The foregoing is a general summary of the material U.S. federal income tax consequences of the offer under the provisions of the Code and Treasury regulations in effect as of the date of the prospectus that are generally applicable to record date stockholders who are U.S. persons within the meaning of the Code, and does not address any foreign, state or local tax consequences. The Code and Treasury regulations are subject to change or differing interpretations by legislative or administrative action, which may be retroactive. Participating rights holders should consult their tax advisors regarding specific questions as to foreign, federal, state or local taxes.

ERISA Considerations

Stockholders who are employee benefit plans subject to the Employee Retirement Income Security Act of 1974, or ERISA (including corporate savings and 401(k) plans), Keogh or H.R. 10 plans of self-employed individuals and individual retirement accounts should be aware that additional contributions of cash to a retirement plan (other than rollover contributions or trustee-to-trustee transfers from other retirement plans) in order to exercise rights would be treated as contributions to the retirement plan and, when taken together with contributions previously made, may result in, among other things, excise taxes for excess or nondeductible contributions. In the case of retirement plans qualified under Section 401(a) of the Code and certain other retirement plans, additional cash contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. It may also be a reportable distribution and there may be other adverse tax and ERISA consequences if rights are sold or transferred by a retirement plan.

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Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. ERISA contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

[Distribution Arrangements

, which is a broker-dealer and member of the Financial Industry Regulatory Authority, will act as dealer manager for this offer. Under the terms and subject to the conditions contained in the dealer management agreement, the dealer manager will provide financial advisory and marketing services in connection with this offer and will solicit the exercise of rights and participation in the over-subscription privilege. This offer is not contingent upon any number of rights being exercised. We have agreed to pay the dealer manager a fee for its financial advisory, marketing and soliciting services equal to    % of the aggregate subscription price for shares issued pursuant to this offer. In addition, we have agreed to reimburse the dealer manager an aggregate amount up to $ for its expenses incurred in connection with this offer.

The dealer manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of rights, solicitation fees equal to    % of the subscription price per share for each share issued pursuant to the exercise of rights as a result of their soliciting efforts, subject to a maximum fee based on the number of shares held by each broker-dealer through [  ] on the record date. Fees will be paid by us to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the dealer manager.

We have agreed to indemnify the dealer manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act. The dealer manager agreement also provides that the dealer manager will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of bad faith, willful misfeasance, or gross negligence of the dealer manager or reckless disregard by the dealer manager of its obligations and duties under the dealer manager agreement. We have also agreed not to directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our equity or equity related securities or securities convertible into such securities, other than the rights, the shares and the common stock issued in connection with the reinvestment of dividends or distributions, for a period of days from the date hereof without the prior consent of the dealer manager.

The principal business address of the dealer manager is                  ..

Prior to the expiration of this offer, the dealer manager may independently offer for sale shares, including shares acquired through purchasing and exercising the rights, at prices it sets. The dealer manager may realize profits or losses independent of any fees described in this prospectus.

This offering is being conducted in compliance with Rule 5110 of the Conduct Rules of the Financial Industry Regulatory Authority. ]

Additional Dealer Manager Compensation

The dealer manager and/or its affiliates have from time to time performed and may in the future perform various commercial banking, financial advisory and investment banking services for us and our affiliates for which they have received or will receive customary compensation. [Describe any specific transactions and compensation related thereto required to be disclosed by applicable law or regulation.]

Certain Effects of this Offer

the Investment Adviser will benefit from this offer because a portion of the investment advisory fee we pay to the Investment Adviser is based on our gross assets. See “Management—Investment Advisory Agreement” in the accompanying prospectus. It is not possible to state precisely the amount of additional compensation the Investment Adviser will receive as a result of this offer because it is not known how many shares will be subscribed for and because a substantial portion of the proceeds of the offer are expected to be used to repay outstanding indebtedness. However, assuming (1) all rights are exercised, (2) the average value of our gross assets, excluding proceeds from this offer, remains at approximately $ million, (3) the estimated subscription price is $ per share, and (4) all of the proceeds from the offer are invested in additional portfolio companies, and after giving effect to dealer manager fees and other expenses related to this offer, the Investment Adviser would receive additional annualized advisory fees of approximately $ , and the amount of the administrative fees received by the Administrator would not change. [   ] of our directors who voted to authorize this offer are interested persons of the Investment Adviser. The other directors who approved this offer are not affiliated with the Investment Adviser.

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As a result of the terms of this offer, stockholders who do not fully exercise their rights will own, upon completion of this offer, a smaller proportional interest in us than they owned prior to the offer, including with respect to voting rights. [In addition, because the subscription price per share will likely be less than the net asset value per share, based on our current market price, the offer will likely result in an immediate dilution of net asset value per share for all of our stockholders. If the subscription price per share is substantially less than the current net asset value per share, such dilution could be substantial. Any such dilution will disproportionately affect non-exercising stockholders. If the subscription price is less than our net asset value per share, then all stockholders will experience a decrease in the net asset value per share held by them, irrespective of whether they exercise all or any portion of their rights. This offering will also cause dilution in the dividends per share we are able to distribute subsequent to completion of the offering. See “Dilution.”]

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LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, District of Columbia. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriters by             ,             ,             ..

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Include information regarding Capitala Finance Corp.’s independent registered public accounting firm to the extent required to be disclosed by applicable law or regulation.]

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the shares of common stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the shares of common stock being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing to the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. This information will also be available free of charge by contacting us at Capitala Finance Corp., 4201 Congress Street, Suite 360, Charlotte, North Carolina 28209, by telephone at (704) 376-5502, or on our website at http://www.capitalagroup.com. Information contained on our website or on the SEC’s website about us is not incorporated into this prospectus supplement and the accompanying prospectus and you should not consider information contained on our website or on the SEC’s website to be part of this prospectus supplement and the accompanying prospectus.

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Capitala Finance Corp.

Subscription Rights

PRELIMINARY PROSPECTUS SUPPLEMENT

, 20

[Dealer Manager]